Exhibit 16.1

April 29, 2009
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 28, 2009, to be filed by our former client, Steelcase Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.
Very truly yours,
/s/ BDO Seidman, LLP